
<ARTICLE>                  5

<PERIOD-TYPE>                                        9-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         DEC-31-1998
<CASH>                                               142,355
<SECURITIES>                                         366,434
<RECEIVABLES>                                        28,839
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               13,036,923
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       29,218,559<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           16,856,036
<TOTAL-LIABILITY-AND-EQUITY>                         29,218,559<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,514,103<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,082,424 <F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   697,097
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (466,549)<F5>
<EPS-PRIMARY>                                        (6.79)
<EPS-DILUTED>                                        000

<F1>Included  in Total Assets:  Investments  in Local Limited  Partnerships  of
$15,208,303, Deferred charges, net of $173,996, Tenant security deposits of $85,843, Mortgagee escrow deposits of $146,745 and other assets of $29,121.
<F2>Included  in  Total  Liabilities  and  Equity:  Mortgage  notes  payable  of
$8,569,778, Accounts payable to affiliates of $32,319, Accounts payable and accrued expenses of $273,546, Interest payable of $512,393, Tenant security deposits payable of $82,078, Payable to affiliated Developer of $2,482,000 and Minority interest in Local Limited Partnerships of $410,409. <F3>Total revenue includes: Rental of $1,315,369, Investment of $78,774 and Other of $119,960.
<F4>Included in Other Expenses:  Asset management fees of $148,878,  General and administrative of $194,979, Rental operations, exclusive of depreciation of $631,469, Bad debt of $514,095, Property management fees of $77,285, Depreciation of $450,886 and Amortization of $64,832. <F5>Net loss reflects:
Equity in income of Local Limited Partnerships of $99,000, Minority interest in losses of Local Limited Partnerships of $114,281, Loss on liquidation of interest in Local Limited Partnership of $3,750 and Gain on transfer and
liquidation   of  real  estate  of  $589,338.

